Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 Nos. 333-215236 and 333-200571) of Oxford Immunotec Global Plc,

(2)	Registration Statement (Form S-8 No. 333-193730) pertaining to the Oxford Immunotec Global Plc 2013 Share Incentive Plan, and

(3)	Registration Statement (Form S-8 No. 333-192582) pertaining to the Amended and Restated 2008 Stock Incentive Plan of Oxford Immunotec Global Plc;

of our reports dated March 6, 2020 with respect to the consolidated financial statements of Oxford Immunotec Global Plc and the effectiveness of internal control over financial reporting of Oxford Immunotec Global Plc included in this Annual Report (Form 10-K) of Oxford Immunotec Global Plc for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 6, 2020